SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 17, 2001

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                       N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.

      Hydro-Quebec Arbitration: On April 17, 2001, the Company received a decision from the International Arbitration Tribunal in the arbitration brought by 13 Vermont electric companies, including the Company (collectively, the Vermont Joint Owners or "VJO"), relating to the failure by Hydro-Quebec to deliver power during an outage in 1998. The Tribunal ruled that the long-term power supply contract between Hydro-Quebec and the Vermont utilities remains in effect, although Hydro-Quebec is required to reimburse the Vermont utilities for capacity payments during the outage. The Tribunal ordered a refund to the VJO of approximately $20 million plus interest, which amount will be adjusted to reflect either actual sales in the first quarter of 1998 or an agreement by the parties. The Company would be entitled to up to 45% of such refund. Neither Hydro-Quebec nor the Vermont utilities were awarded legal fees or arbitration costs. The VJO, including the Company, have not determined whether to appeal the Tribunal's decision.

      FERC Stranded Cost Proceeding re: Connecticut Valley: On April 24, 2001, the Administrative Law Judge at the Federal Energy Regulatory Commission issued his Initial Decision in the Company's stranded cost/exit fee proceeding. The ALJ ruled that if Connecticut Valley terminates its relationship as a wholesale customer of the Company and subsequently becomes a wholesale transmission customer of the Company, Connecticut Valley shall be liable for payment of stranded costs to the Company. The ALJ calculated, on an illustrative pro-forma basis, a nominal stranded cost obligation of nearly $83 million through 2016. The Company had requested an exit fee of approximately $95 million. The amount of the exit fee as determined by the ALJ will tend to be reduced with each passing year that service continues and normal tariff revenues are collected, and will ultimately be calculated from the date of termination, if notice of termination is ever given. The Initial Decision is subject to review and approval by the FERC.

      Proposed 42d Supplemental Indenture: The Company is seeking the consent of its First Mortgage Bondholders to enter into a 42d Supplemental Indenture to the Company's Mortgage dated October 1, 1929 (the "First Mortgage") to exclude its wholly owned non-regulated subsidiary, Catamount Resources Corporation ("CRC") and its subsidiaries, from the term "subsidiary" under the Mortgage. This amendment, if approved, will eliminate the possibility of cross defaults under the Mortgage occasioned by a default on the indebtedness of CRC or its subsidiaries. Gauley River Power Partners, a 50% owned affiliate of Catamount Energy Corporation ("CEC"), a CRC subsidiary, which is developing a hydro electric project, has experienced construction delays which could cause a default under the project's construction loan. That default could, in turn, cause a default under CEC's $25 million revolving credit agreement. The CEC default, if any, could cause a cross default to the Company's First Mortgage. The First Mortgage amendment, if approved, will ensure that defaults at CRC, including those due to any potential default at CEC or Gauley River, would be limited to those subsidiaries and would not affect the Company's First Mortgage Bonds. Approval of the 42d Supplemental Indenture requires the consent of 66 2/3% of First Mortgage Bondholders. The Company can give no assurances that Bondholders will consent to the entering into of the 42d Supplemental Indenture.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Joseph M. Kraus Joseph M. Kraus, Senior Vice President, Corporate, Secretary, and General Counsel

April 25, 2001